CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 333-36074 on Form N-1A of AIM Counselor Series Trust (Invesco Counselor Series Trust) (the “Registration Statement”) of our report dated April 26, 2010, relating to the financial statements and financial highlights of Morgan Stanley Dividend Growth Securities Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended February 28, 2010.
We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco Dividend Growth Securities Fund, which is incorporated by reference in this Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
June 25, 2010